Exhibit 10.6
Summary of
March 16, 2011 Restricted Stock Grants
to Executive Officers and Non-Management Directors
of Bakers Footwear Group, Inc.
     The following table sets forth for each of the Company’s executive officers and non-management directors the amount of restricted stock granted to each executive officer and non-management director on March 16, 2011:

Restricted
Stock
Name and Principal Position (1)	Awards(2)
Peter A. Edison	12,000
Chairman of the Board, Chief Executive Officer and President
Mark D. Ianni	10,000
Executive Vice President and Chief Merchandising Officer
Joseph R. VanderPluym	10,000
Executive Vice President and Chief Operations Officer
Stanley K. Tusman	10,000
Executive Vice President and Chief Planning Officer
Charles R. Daniel, III.	10,000
Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary
Timothy F. Finley (3)	5,000
Non-Management Director
Harry E. Rich (3)	5,000
Non-Management Director
Scott C. Schnuck (3)	5,000
Non-Management Director

(1)	Messrs. Edison, Ianni, VanderPluym and Tusman are each a party to a written employment agreement with the Company. All of the executive officers may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission. The Company’s executive officers are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation, including opportunities under the Company’s cash bonus plan and bonus letters. The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.

(2)	The restricted stock was issued pursuant to the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, with the following terms. The restricted stock fully vests on the fifth anniversary of the grant date, which is March 16, 2016. Restricted stock awards are generally forfeited if the recipient is terminated, with or without cause, prior to vesting. However, the committee retains the discretion to vest in full, pro-rata, or not at all, restricted stock awards upon death, disability, retirement or otherwise. The recipients are entitled to (i) voting rights with respect to all of the restricted stock awarded, and (ii) cash dividends that may be paid by the Company with respect to all of the restricted stock awarded.

(3)	The Company’s non-management directors receive other compensation, including meeting fees and annual cash retainers, as described in the Company’s most recent proxy statement and other filings with the Securities and Exchange Commission. The Company’s non-management directors are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, including awards of stock options and restricted stock.

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